SUITE 1850 1066 WEST HASTINGS STREET VANCOUVER, BC V6E 3X2

T: 604.683.3850 F: 604.688.8479	ACAL GROUP CHARTERED A ACCOUNTANTS PCAOB & CPAB Registrant

AUDITORS’ CONSENT

We consent to the incorporation of our report dated August 29, 2011, with respect to the consolidated balance sheets of Reg Technologies Inc. as at April 30, 2011 and 2010, and the related consolidated statements of loss and comprehensive loss, shareholders’ equity (deficit) and cash flows for the year ended April 30, 2011 and 2010 on the Company's Annual Report Form 20-F dated November 15, 2011.

“ACAL Group”

Chartered Accountants

Vancouver, British Columbia

November 15, 2011